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Company Press Release

SOURCE: Brooktrout Technology

               BROOKTROUT TECHNOLOGY ACQUIRES LUCENT TECHNOLOGIES'
                      COMPUTER TELEPHONY PRODUCTS BUSINESS

 Acquisition of Voice Products Group Extends Communication Leadership, Broadens
      Product Line and Strengthens Strategy for Telecom/Datacom Convergence


NEEDHAM, Mass., Dec. 17 /PRNewswire/ -- Brooktrout (Nasdaq: BRKT), a worldwide supplier of electronic communications products, today announced it has acquired the Computer Telephony Products (CTP) business of Lucent Technologies Inc. (NYSE: LU) for $29.4 million in cash. The CTP business provides technologies for the voice processing industry and manufactures hardware and software components that connect PCS and LANs with telephone networks.

CTP, based in Los Gatos, Calif., employs approximately 100 employees and will become a wholly owned subsidiary of Brooktrout Technology, Inc. It will continue to operate from its current facilities. Kenneth Lavine, formerly president of CTP, will become president of Brooktrout Technology's Los Gatos division. Prior to this acquisition, CTP, was part of Lucent Technologies Octel Messaging Division, which was formed in 1997 through Lucent's acquisition of Octel Communications. CTP sells its products through telephone switch manufacturers, computer telephony value added resellers and developers, and distributors. Lucent will remain a key customer of Brooktrout's.

"The acquisition of CTP gives Brooktrout Technology a strong competitive position in the voice messaging area to complement our leadership position in fax and data," said Eric Giler, president of Brooktrout Technology. "CTP brings advanced voice technology, complementary distribution channels and a world-class team of employees who will help us deliver ever more innovative solutions to our customers based on leading-edge voice, fax and data products."

Brooktrout Technology and CTP have complementary product lines and development efforts in voice, fax and data, three primary technology sectors of the electronic communication market. This acquisition positions Brooktrout Technology as a single-source provider offering its customers a broad line of voice, fax and data products. Brooktrout Technology's customers-- service providers, system OEMs and VARs--can now offer fast-emerging applications such as unified messaging and response, digital recording, IP telephony, open systems remote access and call center CTI.

"This is a great opportunity for the CTP team because their charter is closely aligned with the customers, markets and product direction of Brooktrout Technology, a leader in electronic


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communications components," said Lucent's Doug Sabella, chief operating officer of the Octel Messaging Division. "Lucent's strategic focus is on communications networking, and we need to keep our resources targeted on that industry and its customers."

"CTP generated about $30 million in revenue in fiscal 1998, and Brooktrout Technology's revenue for the twelve months ending September 30, 1998 was approximately $98 million," said Lavine, the new president of Brooktrout Technology's Los Gatos division. "This new team will have the critical mass needed to drive the growth and direction of the marketplace and impact the development of open industry standards."

The acquisition will be accounted for as a purchase. Accordingly, Brooktrout expects to allocate the purchase price to the assets acquired based upon an independent appraisal of their fair value. Based on preliminary information available to Brooktrout, it anticipates that the impact of the transaction will be to reduce its fourth quarter 1998 earnings by approximately $11.5 to $13.6 million (approximately $7.3 to $8.7 million after tax benefits, or approximately $0.63 to $0.75 per share) reflecting primarily the anticipated allocation of purchase price to in-process research and development efforts as well as other merger related charges. This anticipated allocation and the other merger related charges are preliminary and are subject to finalization and could change.

ABOUT BROOKTROUT

Brooktrout, headquartered in Needham, Mass., is a worldwide supplier of electronic communications products. Through its multiple companies and divisions: Brooktrout Technology, Netaccess, Brooktrout Software and Interspeed, the company's mission is to provide high performance, high quality electronic communications products to system vendors, service providers, and VARs dependent on electronic information exchange. Brooktrout's products include a broad range of multi-channel fax, data and voice boards, CTI solutions and services, rapid application development tools, fax and voice systems, network interface cards, modems and xDSL systems which enable its customers to deliver a wide range of solutions for the integration and cost-effective management of voice, fax and data communications. For more information on Brooktrout and its companies, please visit WWW.BROOKTROUT.COM.

ABOUT LUCENT TECHNOLOGIES

Lucent Technologies, headquartered in Murray Hill, N.J., designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronic components. For more information on Lucent Technologies, visit the company's web site at HTTP://WWW.LUCENT.COM.

Except for historical information contained in this release, there may be forward-looking statements about Brooktrout Technology that do not give full weight to all the potential risks including, but not limited to, product demand and market acceptance, rapid changes in technology, the impact of competition and the integration of acquired companies. Actual results may differ materially.


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Additional information concerning those and other factors is contained in the
"Risk Factors" section of the Registration Statement filed by Brooktrout with the Securities and Exchange Commission on June 26, 1996.

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All trademarks are the property of their respective owners.

For more information about Brooktrout Technology and its products, call 888-248-5401 or visit WWW.BROOKTROUT.COM.